EXHIBIT 99.1

RBC Life Sciences, Inc.

2301 Crown Court - Irving, Texas 75038

Press Release	For Further Information:

For Release June 20, 2006	Steve Brown, CFO
Tel: 972-893-4000
steveb@rbcls.com
www.rbcls.com

RBC Announces New Name and Symbol

Irving, Texas (June 20, 2006) – The name of Royal BodyCare, Inc. has been officially changed to RBC Life Sciences, Inc. as approved at the Company’s Annual Stockholder Meeting. Company stock which previously traded under the symbol ROBE will continue to be traded on the OTC Bulletin Board under the new symbol, RBCL.

Clinton Howard, the Company’s CEO, explained, “Earlier in the year we changed the names of our nutritional products subsidiaries to:

•	RBC Life Sciences USA, Inc.

•	RBC Life Sciences Canada Inc.

•	RBC Life Sciences Korea Co., Ltd.

“Now we have changed the name of our parent company to reflect the advanced level of biotechnology that goes into the development of our nutritional, skin care, and medical products.”

The Company formulates research-based nutritional supplements and manufactures NanoCeuticals™, including the mineral-based antioxidant Microhydrin®. Company products are marketed to independent distributors through three RBC subsidiaries, and licensees in other countries, from its Las Colinas headquarters in Irving, Texas.

A wholly-owned subsidiary, MPM Medical, Inc, develops and markets a line of research-based wound care products sold over-the-counter and by prescription in the U.S. through wholesalers, hospitals, clinics, cancer centers and nursing homes.

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